Issuer Free Writing Prospectus
Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement No. 333-141050
Relating to Prospectus Filed with the Registration Statement
Vocus Files Amendment to Registration Statement for Follow-On Public Offering; Reaffirms
Guidance for the First Quarter and Full Year 2007
LANHAM, Md., March 26, 2007– Vocus, Inc. (NASDAQ: VOCS) announced today that it has filed an amendment to the registration statement filed with the Securities and Exchange Commission on March 2, 2007 for a follow-on public offering. Vocus expects to offer 1,217,137 shares of common stock and the selling stockholders (as identified in the prospectus) expect to offer an aggregate of 1,637,765 shares of common stock in the offering. The selling stockholders expect to grant the underwriters an option to purchase up to 428,335 additional shares to cover over-allotments, if any.
As previously announced, Thomas Weisel Partners LLC will act as sole book-running manager for the offering. RBC Capital Markets, Wachovia Securities, William Blair & Company, Canaccord Adams and Pacific Crest Securities will be co-managers.
Vocus also announced that it is reaffirming the guidance for the first quarter and full year 2007 initially included in its press release, dated February 5, 2007, as furnished in its Current Report on Form 8-K filed on February 5, 2007. Vocus currently expects to report its first quarter earnings in early May 2007.
A registration statement relating to the securities described above has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be a sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Vocus has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (Commission File No. 333-141050) and other documents Vocus has filed with the SEC for more complete information about Vocus and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Thomas Weisel Partners LLC will arrange to send you the prospectus if you request it by calling 415-364-2720.
About Vocus, Inc.
Vocus, Inc. (NASDAQ: VOCS) is a leading provider of on-demand software for public relations management. Our web-based software suite helps organizations of all sizes to fundamentally change the way they communicate with both the media and the public, optimizing their public relations and increasing their ability to measure its impact. Our on-demand software addresses the critical functions of public relations including media relations, news distribution and news monitoring. We deliver our solutions over the Internet using a secure, scalable application and system architecture, which allows our customers to eliminate expensive up-front hardware and software costs and to quickly deploy and adopt our on-demand software.

Vocus is used by over 1,700 organizations worldwide and is available in five languages. Vocus is based in Lanham, MD with offices in North America, Europe, and Asia. For more information please visit www.vocus.com or call 800.345.5572.
This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These are statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “may,” “will,” “expects,” “projects,” “anticipates,” “estimates,” “believes,” “intends,” “plans,” “should,” “seeks,” and similar expressions. This press release contains forward-looking statements relating to, among other things, Vocus’ expectations and assumptions concerning future financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Vocus’ filings with the Securities and Exchange Commission.
The risks and uncertainties referred to above include, but are not limited to, risks associated with possible fluctuations in our operating results and rate of growth, our history of operating losses, the possibility that we will not achieve GAAP profitability, interruptions or delays in our service or our Web hosting, our new business model, breach of our security measures, the emerging market in which we operate, our relatively limited operating history, our ability to hire, retain and motivate our employees and manage our growth, competition, our ability to continue to release and gain customer acceptance of new and improved versions of our service, successful customer deployment and utilization of our services, fluctuations in the number of shares outstanding, foreign currency exchange rates and interest rates.